Exhibit 3.1

CONSTELLATION BRANDS, INC.

CERTIFICATE OF ELIMINATION
of the
5.75% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Constellation Brands, Inc., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on October 4, 2006, the following resolutions were duly adopted authorizing the elimination of all matters set forth in the Certificate of Designations with respect to the 5.75% Series A Mandatory Convertible Preferred Stock of the Corporation:

WHEREAS, on July 29, 2003, Constellation Brands, Inc. (the “Corporation”) filed a Certificate of Designations with respect to the 5.75% Series A Mandatory Convertible Preferred Stock (the “Certificate of Designations”) pursuant to Section 151(g) of the General Corporation Law of the State of Delaware; and

WHEREAS, all of the shares of 5.75% Series A Mandatory Convertible Preferred Stock of the Corporation have been converted into shares of Class A Common Stock of the Corporation or cash in lieu of fractional shares of Class A Common Stock;

NOW, THEREFORE, it is

RESOLVED, that no shares of 5.75% Series A Mandatory Convertible Preferred Stock of the Corporation are outstanding, and no such shares will be issued subject to the Certificate of Designations;

RESOLVED, that the officers of the Corporation are hereby authorized to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designations (the “Certificate of Elimination”);

RESOLVED, that the appropriate officers of the Corporation, and each of them, are hereby authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of the Corporation, all such instruments, documents and certificates, as they may deem necessary, appropriate or desirable in order to effect the purposes of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, documents or certificates, as the case may be, by or under the direction of such officers).

SECOND: That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate all matters set forth in the Certificate of Designations filed on July 29, 2003 with respect to the 5.75% Series A Mandatory Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer on this 11th day of October, 2006.

CONSTELLATION BRANDS, INC.

/s/ Richard Sands
Name:	Richard Sands
Title:	Chairman of the Board and Chief Executive Officer